UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (April 2, 2014)

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2014, MoneyGram International, Inc., a Delaware corporation (the “Company”), as borrower, MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, MoneyGram Payment Systems, Inc., a Delaware corporation, and MoneyGram of New York LLC, a Delaware limited liability company, entered into that certain First Incremental Amendment and Joinder Agreement (the “Incremental Amendment”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the financial institutions party thereto as Lenders, including those financial institutions identified therein as Tranche B-1 Lenders (the “Tranche B-1 Lenders”) and as New Revolving Lenders. The Incremental Amendment provides for (a) an incremental term loan facility in an aggregate principal amount up to $130 million (the “Tranche B-1 Term Loan Facility”) to be made available to the Company by the Tranche B-1 Lenders under that certain Amended and Restated Credit Agreement dated as of March 28, 2013 among the Company, the Administrative Agent and the lenders party thereto (as amended, the “Credit Agreement”), (b) an increase in the aggregate revolving loan commitments under the Credit Agreement from $125 million to $150 million (the “Additional Revolving Credit Facility” and, collectively with the Tranche B-1 Term Loan Facility, the “Incremental Facilities”) and (c) certain other amendments to the Credit Agreement including, without limitation, (i) amendments to certain of the conditions precedent with respect to incremental borrowings to allow for the Incremental Facilities, (ii) an increase in the maximum secured leverage ratio that the Company is required to comply with as of the last day of each fiscal quarter, and (iii) amendments to permit the Company to engage in share repurchases from affiliates of Thomas H. Lee Partners, L.P. and Goldman, Sachs & Co. in an amount up to $300 million. The Company borrowed the full $130 million under the Tranche B-1 Term Loan Facility on April 2, 2014, and such proceeds were used to fund a portion of the Share Repurchase described under Item 8.01 below.

The term loans under the Tranche B-1 Term Loan Facility were made with original issue discount, meaning that the Tranche B-1 Lenders funded 99.875% of the aggregate principal amount of the Tranche B-1 Term Loan Facility. The loans under the Incremental Facilities will bear interest, at the Company’s election, at either the base rate or LIBOR, in each case plus a spread above the base rate or LIBOR rate, as applicable. The spread for base rate loans will be either 2.00% or 2.25% per annum and the spread for LIBOR loans will be either 3.00% or 3.25% per annum (in each case depending on, in the case of the Tranche B-1 Term Loan Facility, the Company’s consolidated total leverage ratio at such time, and, in the case of the Additional Revolving Credit Facility, the Company’s consolidated secured leverage ratio at such time). The LIBOR rate for the Tranche B-1 Term Loan Facility will at all times be deemed to be not less than 1.00%. These interest rate terms are identical to the applicable interest rates in place for the Company’s existing term and revolving loans under the Credit Agreement. The Tranche B-1 Term Loan Facility will also have the same maturity date as the Company’s existing term loans under the Credit Agreement, which is March 28, 2020 and the Additional Revolving Credit Facility will have the same maturity date as the Company’s existing revolving loans under the Credit Agreement, which is March 28, 2018.

The Incremental Facilities will be deemed to have been made under the Credit Agreement such that all representations, warranties and covenants contained in the Credit Agreement and the related security documents will apply to the Incremental Facilities in all respects and the collateral pledged by the Company and certain of its subsidiaries to secure their respective obligations under the Credit Agreement will secure the Incremental Facilities on a pari passu basis.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 discussing the Incremental Amendment is incorporated herein by reference.

Item 8.01	Other Information.

On April 2, 2014, the previously announced underwritten offering (the “Offering”) by affiliates and co-investors of Thomas H. Lee Partners, L.P. (the “THL Selling Stockholders”) and affiliates of Goldman, Sachs & Co. (collectively with the THL Selling Stockholders, the “Selling Stockholders”) of an aggregate of 9,200,000 shares of the Company’s common stock closed. The shares sold in the Offering included shares purchased by the underwriters upon exercise in full of the option to acquire 1,200,000 shares of common stock from the Selling Stockholders. The Selling Stockholders received all of the proceeds from the Offering. Also on April 2, 2014, the Company completed the repurchase of 8,185,092 shares of common stock from the THL Selling Stockholders at a price of $16.25 per share pursuant to the terms of the Stock Repurchase Agreement, dated March 26, 2014, between the Company and the THL Selling Stockholders (the “Share Repurchase”). The Company funded the Share Repurchase with $130 million of the proceeds from its Tranche B-1 Term Loan Facility described under Item 1.01 above and cash (the “Financing”). The consummation of the Share Repurchase, the Financing and the Offering were all contingent upon each other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
Name:	W. Alexander Holmes
Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

Date: April 3, 2014